Exhibit (d)(1)

THRIVENT MUTUAL FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 1st day of January, 2006, by and between THRIVENT MUTUAL FUNDS (the “Trust”), a Massachusetts Business Trust, and THRIVENT ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.	In General

The Trust hereby appoints the Adviser to act as investment adviser to the Trust with respect to its series of shares described on Exhibit A attached hereto. Each series is referred to herein individually as “a Fund” and collectively as “the Funds.” The Adviser agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of each Fund and to supervise and arrange the purchase and sale of securities and other assets held in the portfolio of each Fund and generally administer the affairs of the Trust. The Adviser may engage, on behalf of the Trust or any Fund, the services of a Sub-Adviser, subject to any limitations imposed by the Investment Company Act of 1940 (the “Act”).

2.	Duties and Obligations of the Adviser With Respect to Management of the Trust

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser (and the Sub-Advisor when authorized by the Adviser), as agent and attorney-in-fact with respect to the Trust, is authorized, in its discretion and without prior consultation with the Trust to:

(i) Buy, sell, exchange, convert, lend and otherwise trade in any stocks, bonds and any other securities or assets; and

(ii) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Adviser may select.

(b) Any investment purchases or sales made by the Adviser and/or any Sub-Advisor shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Trust as amended form time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the Trust, as reflected in its Registration Statement under the Act, or as amended by the shareholders of the Trust.

(c) The Adviser shall also administer the affairs of the Trust and, in connection therewith, shall be responsible for (i) maintaining the Trust’s books and records (other than financial or accounting books and records maintained by any accounting services agent and such records maintained by the Trust’s custodian or transfer agent); (ii) overseeing the Trust’s insurance relationships; (iii) preparing for the Trust (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Trust’s shareholders and Trustees and reports to and other filings with the Securities and Exchange Commission and any other governmental agency (the Trust agreeing to supply or cause to be supplied to the Adviser all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to register or maintain the Trust’s registration and/or the registration of the shares of the Funds under the securities or “Blue Sky” laws of the various states selected by the Trust’s distributor (a Fund or Funds agreeing to pay all filing fees or other similar fees in connection therewith); (v) responding to all inquiries or other communications of shareholders, if any, which are directed to the Adviser, or if any such inquiry or communication is more properly to be responded to by the Trust’s custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Trust and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (vii) authorizing and directing any of the Adviser’s directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. All services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser.

(d) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law of for any loss suffered by any of them in connection with the matters to which this Agreement is related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Adviser (and its officers directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) from any liability arising from the Adviser’s conduct under the Agreement to the extent permitted by the Declaration of Trust and applicable law.

(e) Nothing in this Agreement shall prevent the Adviser or any “affiliated person” (as defined in the Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for an other person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

(f) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Funds’ Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Adviser for inclusion therein.

3.	Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a) (ii) of this Agreement to arrange for the purchase and sale of securities and other assets held by each Fund by placing purchase and sale orders for the Fund, the Adviser and/or any Sub-Advisor shall select such broker-dealers (“brokers”) and shall, in the Adviser’s or Sub-Advisor’s judgment, implement the policy of the Trust to achieve “best execution,” i.e., prompt and efficient execution at the most favorable net price. In making such selection, the Adviser and/or Sub-Advisor is authorized to consider the reliability, integrity and financial condition of the broker. The Adviser and/or Sub-Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Trust and/or other accounts of the Adviser or Sub-Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Adviser and/or Sub-Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Adviser’s or Sub-Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Adviser and/or Sub-Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Adviser and/or Sub-Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Adviser and/or Sub-Advisor in the performance of its decision-making responsibilities; and (iii) were within a d reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Adviser and/or Sub-Advisor is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of “best execution,” as defined above.

4.	Allocation of Expenses

The Adviser agrees that it will furnish the Trust, at the Adviser’s expense, with all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Adviser will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Adviser. All costs and expenses not expressly assumed by the Adviser under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Trustees other than those affiliated with the Adviser; (v) legal and audit expenses; (vi) fees and expenses of the Trust’s custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or its shares; (ix) expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or a Fund agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a Fund pursuant to Rule 12b-1 under the Act.

5.	Compensation of the Adviser

(a) The Trust agrees to pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, an annual management fee, payable monthly and computed on the average daily net asset value of each Fund as shown on Exhibit A attached hereto.

(b) In the event the expenses of a Fund (including the fees of the Adviser and amortization of organization expenses, but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Adviser will reduce its fee by up to the amount of such excess. Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to a Fund so that at no time will there be any accrued, but unpaid, liability under this expense limitation.

6.	Duration and Termination

(a) This Agreement shall go into effect for Thrivent Large Cap Stock Fund, Thrivent Income Fund, Thrivent Municipal Bond Fund and Thrivent Money Market Fund on the first business day following approval by a vote of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund, replacing any prior agreement; and for additional funds initiated after the date of this Agreement, on such date as specified on Schedule A hereto; and shall, unless terminated as hereinafter provided, continue in effect thereafter from year to year, but only so long as such continuance is specifically approved at least annually by a majority of the Trust’s Board of Trustees, or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund, and, in either case, a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty (60) days’ written notice (which may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser sixty (60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting share of such Fund. This Agreement shall automatically terminate in the event of its “assignment” (as defined in the Act).

(c) The Trust hereby agrees that if (i) the Adviser ceases to act as investment adviser to the Trust and (ii) continued use of the Trust’s present name would create confusion in the context of the Adviser’s business or that of Thrivent Financial for Lutherans or its affiliates, the Trust will use its best efforts to change its name in order to delete the abbreviation “TFL” from its name.

7.	Agreement Binding Only on Trust Property

The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust’s property; the adviser represents that it has notice of the provisions of the Trust’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

ATTEST:	THRIVENT MUTUAL FUNDS

/s/ James M. Odland	/s/ Pamela J. Moret
James M. Odland, Secretary	Pamela J. Moret, President

ATTEST:	THRIVENT ASSET MANAGEMENT, LLC

/s/ James M. Odland	/s/ Russell W. Swansen
James M. Odland, Secretary	Russell W. Swansen, President

EXHIBIT A

TO

THRIVENT MUTUAL FUNDS INVESTMENT ADVISORY AGREEMENT

Dated January 1, 2006

1.	Thrivent Technology Fund (effective July 1, 2000)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.75 of 1% of average daily net assets.

2.	Thrivent Partner Small Cap Value Fund (effective July 17, 2001)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.70 of 1% of the average daily net.

3.	Thrivent Small Cap Stock Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% on the first $200 million of average daily net assets, 0.65 of 1% of average daily net assets of the next $800 million of average daily net assets, 0.60 of 1% on the next $1.5 billion of average daily net assets; 0.55 of 1% on the next $2.5 billion of average daily net assets; and 0.525 of 1% of average daily net assets over $5 billion.

4.	Thrivent Small Cap Index Fund (effective July 1, 2000)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.25 of 1% of average daily net assets.

5.	Thrivent Mid Cap Growth Fund (effective February 11, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.45 of 1% on the first $100 million of average daily net assets, 0.40 of 1% of daily net assets over $100 million but not more than $250 million, 0.35 of 1% of daily net assets over $250 million but not more than $500 million, 0.30 of 1% of daily net assets over $500 million but not more than $1 billion, and 0.25 of 1% of average net assets over $1 billion.

6.	Thrivent Mid Cap Stock Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% on the first $200 million of average daily net assets, 0.65 of 1% of average daily net assets of the next $800 million of average daily net assets, 0.60 of 1% on the next $1.5 billion of average daily net assets; 0.55 of 1% on the next $2.5 billion of average daily net assets; and 0.525 of 1% of average daily net assets over $5 billion.

7.	Thrivent Mid Cap Index Fund (effective July 1, 2000)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.25 of 1% of average daily net assets.

8.	Thrivent Mid Cap Index Fund-I (effective December 31, 1999)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.25 of 1% on the first $50 million of average daily net assets and 0.20 of 1% of average daily net assets over $50 million.

9.	Thrivent Partner International Stock Fund (effective November 1, 1998)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.65 of 1% on the first $50 million of average daily net assets and 0.60 of 1% of average daily net assets over $50 million.

10.	Thrivent Large Cap Growth Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.75 of 1% on the first $500 million of average daily net assets, 0.70 of 1% on the next $500 million of average daily net assets; 0.65 of 1% on the next $1.5 billion of average daily net assets; 0.60 of 1% on the next $2.5 billion of average daily net assets; and 0.575 of 1% of average net assets over $5 billion.

11.	Thrivent Large Cap Value Fund (effective September 1, 1998)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.45 of 1% of average daily net assets.

12.	Thrivent Large Cap Stock Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.65 of 1% on the first $500 million of average daily net assets, 0.575 of 1% on the next $500 million of average daily net assets, and 0.50 of 1% on the next $1 billion of average daily net assets, 0.475 of 1% on the next $500 million of average daily net assets, 0.45 of 1% on the next $2.5 billion of average daily net assets, and 0.425 of 1% of average daily net assets over $5 billion.

13.	Thrivent Large Cap Index Fund (effective July 1, 2000)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.25 of 1% of average daily net assets.

14.	Thrivent Large Cap Index Fund-I (effective December 31, 1999)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at an annual rate of 0.25 of 1% on the first $50 million of average daily net assets and 0.175 of 1% of average daily net assets over $50 million.

15.	Thrivent Balanced Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.55 of 1% on the first $500 million of average daily net assets; 0.50 of 1% on the next $500 million of average daily net assets; 0.475 of 1% on the next $1.5 billion of average daily net assets; 0.45 of 1% on the next $2.5 billion of average daily net assets; and 0.425 of 1% of average daily net assets over $5 billion.

16.	Thrivent High Yield Fund (effective February 11, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.40 of 1% on the first $500 million of average daily net assets, 0.35 of 1% of daily net assets over $500 million but not more than $1 billion, and 0.30 of 1 % of average net assets over $1 billion.

17.	Thrivent High Yield Fund II (effective September 1, 1998)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.55 of 1% of average daily net assets.

18.	Thrivent Municipal Bond Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.45 on the first $500 million of 1% of average daily assets; 0.40 of 1% on the next $500 million of average daily net assets; 0.35 of 1% on the next $1.5 billion of average daily net assets; 0.325 of 1% on the next $2.5 billion of average daily net assets; and 0.30 of 1% of average daily net assets over $5 billion.

19.	Thrivent Income Fund (effective February 11, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.35 of 1% on the first $500 million of average daily net assets, 0.325 of 1% of daily net assets over $500 million but not more than $1 billion, and 0.30 of 1% of daily net assets over $1 billion.

20.	Thrivent Core Bond Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.45 of 1% on the first $500 million of average daily net assets; 0.40 of 1% on the next $500 million of average daily net assets; 0.375 of 1% on the next $1.5 billion of average daily net assets; 0.35 of 1% on the next $2.5 billion of average daily net assets; and 0.325 of 1% of average daily net assets over $5 billion.

21.	Thrivent Limited Maturity Bond Fund (effective February 11, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.30 of 1% on the first $500 million of average daily net assets, 0.275 of 1% of daily net assets over $500 million but not more than $1 billion, and 0.25 of 1% of daily net assets over $1 billion.

22.	Thrivent U.S. Government Zero Coupon Target Fund, Series 2006 (effective November 13, 1991)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.50 of 1% of average daily net assets.

23.	Thrivent Money Market Fund (effective July 17, 2004)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.50 of 1 % on the first $500 million of average daily net assets, 0.40 of 1% on the next $250 million of average daily net assets; 0.35 of 1% on the next $250 million of average daily net assets; 0.325 of 1% on the next $1.5 billion of average daily net assets; 0.30 of 1% on the next $2.5 billion of average daily net assets; and 0.275 of 1% of average daily net assets over $5 billion.

24.	Thrivent Partner Small Cap Growth Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.90 of 1 % on the first $500 million of average daily net assets and 0.80 of 1% of average daily net assets over $500 million.

25.	Thrivent Partner Mid Cap Value Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.75 of 1 % on the first $250 million of average daily net assets and 0.70 of 1% of daily net assets over $250 million.

26.	Thrivent Real Estate Securities Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.80 of 1 % of average daily net assets.

27.	Thrivent Aggressive Allocation Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.15 of 1% on the first $500 million of average daily net assets and 0.125 of 1% of daily net assets over $500 million.

28.	Thrivent Moderately Aggressive Allocation Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.15 of 1% on the first $500 million of average daily net assets and 0.125 of 1% of daily net assets over $500 million.

29.	Thrivent Moderate Allocation Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.15 of 1% on the first $500 million of average daily net assets and 0.125 of 1% of daily net assets over $500 million.

30.	Thrivent Moderately Conservative Allocation Fund (effective June 30, 2005)

The management fee for this Fund, calculated in accordance with Paragraph 5 of Thrivent Mutual Funds Investment Advisory Agreement, shall be at the annual rate of 0.15 of 1% on the first $500 million of average daily net assets and 0.125 of 1% of daily net assets over $500 million.